EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of May, 2007

BETWEEN:

NEVADA COPPER CORP., a corporation continued

 under the Business Corporation Act (British Columba), Canada

(herein referred to as "Nevada Copper" or the "Corporation")

OF THE FIRST PART

- and -

GIULIO T. BONIFACIO, of the City of Vancouver,

 in the Province of British Columbia, Canada

(herein referred to as "Bonifacio")

OF THE SECOND PART

WHEREAS Nevada Copper wishes to engage Bonifacio’s services in connection with the continuing operation of the business presently carried on or to be carried on in the future by Nevada Copper (the "Business");

AND WHEREAS Nevada Copper and Bonifacio wish to set out the terms of Bonifacio’s employment;

NOW THEREFORE IN CONSIDERATION OF the payment of the sum of $1.00, the covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT TO EMPLOY

1.

Nevada Copper agrees to continue to employ Bonifacio in connection with the Business on the terms and conditions set out herein (the "Employment"), and Bonifacio agrees to accept employment on such terms.

TERM

2.

The term of this Agreement and the Employment shall be for an indefinite period, provided that:

(a)

Nevada Copper may terminate this Agreement and the Employment at any time as set out in paragraphs 9 and 10 hereof;

(b)

Bonifacio may terminate this Agreement and the Employment at any time as set out in paragraph 11 hereof;

(c)

this Agreement and the Employment are automatically terminated when Bonifacio dies or when he reaches the age of 65, subject to paragraph 12 hereof; and

(d)

Bonifacio may terminate this Agreement and the Employment if there is a change in control as set out in paragraph 13 hereof.

DUTIES AND RESPONSIBILITIES

3.

Bonifacio shall be the President & Chief Executive Officer of Nevada Copper and shall, in such capacity, have the jurisdiction, and perform the duties, assigned to him from time to time by the Board of Directors of Nevada Copper.  Nevada Copper agrees that it shall not relocate Bonifacio outside of the Vancouver area without the consent of Bonifacio.

CONFLICT OF INTEREST/DUTY OF LOYALTY

4.

Bonifacio agrees, with the exception of those enterprises and positions’ Bonifacio is already engaged in prior to execution of this agreement, to devote a majority of his working time during the Employment to the Business and shall not engage or have an interest in any other enterprise, occupation or profession, directly or indirectly, or become a principal, agent, director, officer or employee of another company, firm or person, as applicable, which will interfere with Bonifacio’s duties and responsibilities hereunder. Bonifacio agrees not to be directly or indirectly engaged in any business, whether as a principal, agent, director, officer, employee or otherwise, which competes with Nevada Copper or which employment would constitute a conflict of interest on Bonifacio’s part with Nevada Copper's interests

5.

Bonifacio agrees to keep the affairs of the Business, financial and otherwise, strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his employment by Nevada Copper except within his capacity of acting as a senior officer of Nevada Copper or as otherwise authorized in writing by the Board of Directors of Nevada Copper.  Bonifacio agrees not to use such information, directly or indirectly, for his own interests, or any interests other than those of the Business, whether or not those interests conflict with the interests of the Business during or after his employment by Nevada Copper.

REMUNERATION

6.

(a)

Subject to paragraph 14, Bonifacio shall be remunerated as follows during the term of this Agreement:

(i)

minimum base salary of CDN$225,000 per annum payable monthly and to be reviewed annually by the Board of Directors of Nevada Copper;

(ii)

such bonus as may be determined by the Board of Directors of Nevada Copper form time to time in accordance with paragraph 6(b) of this Agreement;

(iii)

all benefits effective as of the date of this Agreement (details of which are appended in Schedule "A" to this Agreement") or such other benefits that may be made available to officers of Nevada Copper from time to time on terms determined by the Board of Directors of Nevada Copper; and

(iv)

six (6) weeks' vacation annually.

All payments required to be made under this agreement are subject to statutory deductions, as applicable, for income tax, Canada Pension Plan and Unemployment Insurance coverage.

(b)

Each year during the term of this Agreement, the Directors shall determine, in such amount as the Directors consider appropriate, a bonus for Bonifacio; the amount of such bonus to be based on achievements necessary for the growth and development of Nevada Copper.

7.

Subject to paragraph 14, Bonifacio shall also be given incentive stock options to acquire Common Shares of Nevada Copper in such amounts as approved by the Board of Directors from time to time.

REIMBURSEMENT OF EXPENSES

8.

All Bonifacio’ reasonable expenses related to the Business will be reimbursed upon the submittal by Bonifacio of an expense report with appropriate supporting documentation.

TERMINATION

9.

This Agreement and the Employment may be terminated by Nevada Copper summarily and without notice, or payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, in the event that there is just cause for termination of Bonifacio’s employment at common law.

10.

(a)

This Agreement and the Employment may be terminated on notice by Nevada Copper to Bonifacio for any reason other than for the reasons set out in paragraph 9 of this Agreement upon payment to Bonifacio at termination of 36 months' base salary and benefits as described under subparagraph 6(a)(i) and (iii).

(b)

The parties agree that any payment to Bonifacio pursuant to paragraph 10(a) is not intended and will not be of the nature of a penalty and shall be considered by the parties as liquidated damages.

(c)

The parties further agree that, notwithstanding anything to the contrary contained in this Agreement, Bonifacio shall not be required or called upon to mitigate in any manner whatsoever such liquidated damages.

11.

This Agreement and the Employment may be terminated on notice by Bonifacio to Nevada Copper by giving 30 days written notice.

12.

In the event of Bonifacio’ death or in the event this Agreement and the Employment are terminated pursuant to subparagraph 2(c) hereof the benefits referred to in paragraph 6(a)(iii), relating to medical, dental and group life insurance (to the extent the same are available on reasonable terms and conditions), to which Bonifacio or his estate becomes entitled as at the date of his death or his reaching the age of 65, as applicable, shall not be forfeited but shall continue to be paid in full.

CHANGE OF CONTROL

13.

(a)

If at any time during the term of this Agreement there is a change in control of Nevada Copper, as defined below, then Bonifacio shall have 90 days from the date of such change of control to elect whether or not he wishes to terminate this Agreement and the Employment, after which time he shall be deemed to have elected not to do so.  If he elects to terminate this Agreement and the Employment hereunder, then he shall give written notice of his election to the Corporation and this Agreement and the Employment shall terminate 30 days from the day of such notice.  Bonifacio shall then be entitled to receive from Nevada Copper an amount equal to 36 month’s base salary and benefits in lieu of notice, severance, damages or other payments of any kind whatsoever.

(b)

For the purposes of this Agreement:

(i)

a "change of control of Nevada Copper" shall mean the occurrence of any of the following events:

the removal, by extraordinary resolution of the shareholders of Nevada Copper, of more than 51% of the then incumbent directors of the Company, or the election of a majority of directors to the Company’s board who were not Continuing Directors of Nevada Copper’s incumbent board at the time immediately preceding such election; or

a person (within the meaning of the provisions of the Securities Act (British Columbia) (the "Securities Act")), alone or with its affiliates, associates or persons with whom such person is acting jointly or in concert (all within the meaning of the Securities Act), becoming, following the date of this Agreement, the beneficial owner (also within the meaning of the Securities Act) of more than 50% of the total voting rights attaching to all classes then outstanding of Nevada Copper having under all circumstances the right to vote on any resolution concerning the election of directors; and

(ii)

"Continuing Director" shall mean either:

(1)

an individual who is a member of the Board of Directors of Nevada Copper on the date of this Agreement; or

(2)

an individual who becomes a member of the Board of Directors of Nevada Copper subsequent to the date of this Agreement at the request of at least a majority of the Continuing Directors who are members of the Board of Directors of Nevada Copper at the date that the individual became a member of the Board of Directors of Nevada Copper.

LONG-TERM DISABILITY

14.

In the event of Bonifacio’s inability to perform his duties under the Agreement for a period of at least 120 continuous days and Bonifacio being the recipient of benefits under the Long-Term Disability coverage referred to in subparagraph 6(a)(iii), remuneration under subparagraphs 6(a)(i), 6(a)(ii) and future grants under subparagraph 7 shall be suspended for the period of such disability.

SEVERABILITY

15.

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision, and any invalid provision will be severable from this Agreement.

GOVERNING LAW

16.

This Agreement is governed by and is to be construed, interpreted and enforced in accordance with the laws of British Columbia.

HEIRS/SUCCESSORS BOUND

17.

This Agreement enures to the benefit of and is binding upon the parties and their respective heirs, administrators, executors, successors and assigns as appropriate.

ASSIGNMENT

18.

This Agreement is not assignable by a party without the consent in writing of the other party, which consent may be unreasonably withheld.

ENTIRE AGREEMENT

19.

As of its date of execution, the Agreement supersedes all prior agreements between the parties, and constitutes the entire agreement between the parties.  The parties agree that there are no other collateral agreements or understandings between them except as set out in the Agreement.

AMENDMENT

20.

This Agreement may be amended only in writing signed by the parties and witnessed.

HEADINGS

21.

All headings in this Agreement are for convenience only and shall not be used for the interpretation of this Agreement.

RECOURSE ON BREACH

22.

Bonifacio acknowledges that damages would be an insufficient remedy for a breach of this Agreement and agrees that Nevada Copper may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement or to enforce the covenants contained therein and, in particular, the covenant contained in paragraph 26, in addition to rights Nevada Copper may have to damages arising from said breach or threat of breach.  Bonifacio hereby waives any defences he may or can have to strict enforcement of this Agreement by Nevada Copper.

CONFIDENTIALITY OF AGREEMENT

23.

The parties agree that this Agreement is confidential and shall remain so.  The parties agree that this Agreement or the contents hereof shall not be divulged by any party without the consent in writing of the other party, with the exception of disclosure to personal advisors and disclosure that may be required by the laws of any jurisdiction in which the Business is conducted or may be conducted in future.  Each party agrees to request of its personal advisors that they enter into similar agreements of confidentiality if requested to do so by the other party to this Agreement.

INDEPENDENT LEGAL ADVICE

24.

Bonifacio agrees that he has had independent legal advice in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party.

NOTICE

25.

Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail to the intended recipient of such notice at:

(a)

in the case of Nevada Copper, to:

Suite 305-675 West Hastings Street

Vancouver, British Columbia, V6B 1N2

(b)

in the case of Bonifacio, to:

6287 Alberta Street

Vancouver, British Columbia, V5Y 3N3

or at such other address as the party to whom such writing is to be given shall provide in writing to the party giving the said notice.  Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day.  Any notice mailed shall be deemed to have been given and received on the fifth business day following the date of mailing.

CONFIDENTIALITY

26.

The parties hereby agree that all trade secrets, trade names, client information, client files and processing and marketing techniques relating to the Business shall become, on execution of this Agreement, and shall be thereafter, as the case may be, the sole property of Nevada Copper whether arising before or after the execution of this Agreement.  Bonifacio agrees not to divulge any of the foregoing to any person, partnership or corporation or to assist in the disclosure or divulging of any such information, directly or indirectly, except as authorized in writing by the Board of Directors of Nevada Copper.

SURVIVAL

27.

Paragraphs 5, 22, 23 and 26 shall survive the termination of this Agreement and the Employment and shall continue in full force and effect according to their terms.

IN WITNESS WHEREOF the parties hereto have executed these presents under their respective seals and hands of their proper offices authorized in that behalf, as applicable.

SCHEDULE "A"

Benefits effective as at the date of this Agreement.

Medical, dental and group life insurance

The Corporation will provide extended health care and dental coverage for Bonifacio and his dependents.  Nevada Copper will also maintain group life insurance and accidental death and dismemberment coverage equivalent to twice Bonifacio’s base salary.

Long-Term Disability Coverage

The Corporation will arrange LONG-TERM DISABILITY COVERAGE for Bonifacio equivalent to 70% of the current income at the date of disability.  Coverage will commence after 120 days of total disability.  Premiums on this policy will be paid by Bonifacio and added to Bonifacio’s remuneration.

Parking

Parking will be provided at the Corporation's office at no cost to Bonifacio.  Bonifacio acknowledges that such cost will be treated as a taxable benefit.